Exhibit 4.1

NUMBER U-__________		UNITS

SEE REVERSE FOR CERTAIN DEFINITIONS	DD3 ACQUISITION CORP. III
CUSIP [●]

UNITS CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND

ONE-THIRD OF ONE REDEEMABLE WARRANT, EACH WHOLE WARRANT ENTITLING THE HOLDER

TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

THIS CERTIFIES THAT_____________________________________________________________________________

is the owner of ______________________________________________________________________________ Units.

Each Unit (“Unit”) consists of one (1) share of Class A common stock, par value $0.0001 per share (“Common Stock”), of DD3 Acquisition Corp. III, a Delaware corporation (the “Company”), and one-third of one redeemable warrant (“Warrant”). Each whole Warrant entitles the holder to purchase one share of Common Stock for $11.50 per share (subject to adjustment). Each whole Warrant will become exercisable 30 days after the Company’s completion of an initial merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”) and will expire unless exercised before 5:00 p.m., New York City Time, on the fifth anniversary of the completion of an initial Business Combination, or earlier upon redemption or liquidation. The Common Stock and Warrant(s) comprising the Unit(s) represented by this certificate are not transferable separately prior to _________, 2021, unless Morgan Stanley & Co. LLC informs the Company of its decision to allow earlier separate trading, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of the Company’s initial public offering and issuing a press release announcing when such separate trading will begin; provided that no fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The terms of the Warrants are governed by a Warrant Agreement, dated as of _________, 2021, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 1 State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

Upon the completion of an initial Business Combination, the Units represented by this certificate will automatically separate into the shares of Common Stock and Warrants comprising such Units.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signatures of the duly authorized officers of the Company.

Chief Executive Officer	Chief Financial Officer

DD3 Acquisition Corp. III

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM –	as tenants in common	UNIF GIFT MIN ACT - _____ Custodian ______
TEN ENT –	as tenants by the entireties	(Cust) (Minor)
JT TEN –	as joint tenants with right of survivorship	under Uniform Gifts to Minors
	and not as tenants in common	Act ______________
(State)

Additional abbreviations may also be used though not in the above list.

For value received, ___________________________ hereby sells, assigns, and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units

represented by the within Certificate, and hereby irrevocably constitutes and appoints

Attorney

to transfer the said Units on the books of the within named Company with full power of substitution in the premises.

Dated____________________

Notice:	The signature(s) to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

In each case, as more fully described in the Company’s final prospectus dated ______________, 2021, the holder(s) of this certificate shall be entitled to receive a pro-rata portion of certain funds held in the trust account established in connection with the Company’s initial public offering only in the event that (i) the Company redeems the shares of Class A common stock sold in its initial public offering because it does not consummate an initial business combination within the period of time (the “Completion Period”) set forth in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time (the “Charter”), (ii) the Completion Period is extended by a stockholder vote or the Company seeks to amend any provisions of the Charter (A) to modify the substance or timing of the Company’s obligations with respect to conversion rights as described in the Company’s final prospectus dated ______________, 2021 or (B) with respect to any other material provision relating to stockholders’ rights or pre-initial business combination activity, or (iii) if the holder(s) seek(s) to convert his, her or its respective shares of Class A common stock upon consummation of, or sell his, her or its shares of Class A common stock in a tender offer in connection with, an initial business combination which the Company consummates. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.